Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 8, 2023, with respect to the financial statements of Treace Medical Concepts, Inc. included in the Annual Report on Form 10-K for the year ended December 31, 2022. We consent to the incorporation by reference of said report in the Registration Statements of Treace Medical Concepts, Inc. on Form S-8 (File No. 333-255541 and File No. 333-263327), and on Form S-3ASR (File No. 333-269622).

/s/ GRANT THORNTON LLP

Jacksonville, Florida

March 8, 2023